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                                                                      EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (file Numbers 333-76029, 333-39488 and 333-85675) and Forms S-8 (file numbers 333-88047 and 333-52105) of our report dated February 21, 2002, except for Note 13 which is as of March 21, 2002, relating to the audit of the consolidated financial statements of Youbet.com, Inc., as of December 31, 2001 and for the year then ended, which report is included in the Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

BDO Seidman, LLP

Los Angeles, California
April 8, 2002